Exhibit 23 (a)


             CONSENT OF BAIRD, KURTZ & DOBSON, INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement (Form S-4) and the related Prospectus for the registration of 301,833 shares of common stock of Simmons First National Corporation of our report dated January 30, 1998, with respect to the consolidated financial statements of Simmons First National Corporation as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in its Annual Report (Form 10-K) for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts" appearing in the Registration Statement.

                                                     /s/ Baird, Kurtz & Dobson

Pine Bluff, Arkansas
October 30, 1998